Exhibit 99.1

Karat Packaging Announces Departure of Chief Financial Officer

and Appoints Peter Lee as Interim Chief Financial Officer

CHINO, Calif., October 1, 2021 – Karat Packaging Inc. (NASDAQ: KRT), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced that Ann T. Sabahat, chief financial officer, has resigned for personal reasons, effective October 8, 2021.

On October 1, 2021, Karat’s board of directors appointed Peter Lee to serve as its interim chief financial officer, effective October 8, 2021, until a successor is named. The company has initiated a search for a new chief financial officer.

Alan Yu, chairman and chief executive officer, said, “We are pleased that Peter, who knows our company well, has agreed to serve as our interim chief financial officer again. His expertise and history with Karat will help ensure a smooth transition of Karat’s financial leadership. On behalf of the board, we thank Ann for her service to Karat Packaging and wish her well.”

Mr. Lee, a Certified Public Accountant and founder and managing partner of PJ LLP, previously served as Karat Packaging’s interim chief financial officer from October 2018 to October 2019, and his firm has remained an advisor to Karat throughout the IPO process to present. Mr. Lee previously was an audit partner at RSM US LLP and has more than 20 years of experience advising companies on various accounting and capital raising matters.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

1

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s final prospectus for its initial public offering filed with the SEC on April 16, 2021. Copies are available on the SEC’s website at www.sec.gov.  Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu/Roger Pondel

310-279-5980

karat@pondel.com

2